EXHIBIT 99.1

Appliance Recycling Centers of America, Inc. 7400 Excelsior Boulevard, Minneapolis MN 55426 (952) 930-9000

FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
Edward R. (Jack) Cameron (952) 930-9000

ARCA Announces Plans to Open ApplianceSmart
Factory Outlet in Atlanta Area in November

September 10, 2003—Minneapolis, MN—Appliance Recycling Centers of America, Inc. (OTC BB: ARCI) today announced that it will open a 30,000-square-foot ApplianceSmart factory outlet superstore in Norcross, Georgia, a northeastern suburb of the Atlanta metropolitan area, in November.

Located off I-85 in Norcross, between I-285 and Jimmy Carter Boulevard, the new factory outlet will be ARCA’s first retail location in the Atlanta area and ninth nationally.  The Norcross outlet will be one of the largest appliance showrooms in the southeastern United States.

Like all ApplianceSmart factory outlet superstores, the new Norcross location will carry a wide range of special-buy major household appliance brands, including Maytag, GE, Frigidaire, Whirlpool, KitchenAid, Jenn-Air, Amana, Magic Chef and Roper.  Special-buy appliances, which ApplianceSmart sells at a significant discount to retail, include new in-the-box closeouts, factory overruns, discontinued models and thousands of discounted out-of-box items.

Edward R. (Jack) Cameron, president and chief executive officer, commented: “Due to the soundness of our special-buy retail concept, we believe ApplianceSmart will become a strong presence in the Atlanta marketplace in a relatively short period of time.  Our new Norcross factory outlet, which will offer customers an unprecedented selection of high-quality, discount-priced appliances, will benefit from its excellent, high-traffic location in a rapidly growing suburban area of Atlanta.  Marking our initial entry into the southeastern U.S., this expansion will also position us to open additional ApplianceSmart factory outlets in that area of the country.”

The company previously announced that second quarter same-store sales of the seven ApplianceSmart factory outlets open during the complete second quarters of 2003 and 2002 were up 27%.  Total retail sales increased 18% for the quarter, driven in part by a strong contribution from the Champlin,

Minnesota, outlet that opened in this year’s first quarter.  As of August 2003, ApplianceSmart was operating eight outlets: four in the Minneapolis/St. Paul market; three in the Columbus, Ohio, market; and one in Los Angeles.

About ARCA

Through its ApplianceSmart operation, ARCA is one of the nation’s leading retailers of special-buy household appliances.  These special-buy appliances, which typically are not integrated into the manufacturer’s normal distribution channel, are sold by ApplianceSmart at a discount to full retail.  ApplianceSmart offers a 100% money-back guarantee as well as warranties on parts and labor.  ARCA is also one of the nation’s largest recyclers of major household appliances for the energy conservation programs of electric utilities.

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Statements about ARCA’s outlook are forward-looking and involve risks and uncertainties, including but not limited to: the speed at which individual ApplianceSmart outlets reach profitability, the growth of appliance retail sales, the strength of energy conservation recycling programs, and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

Visit our web sites at www.arcainc.com and www.appliancesmart.com.